As filed with the Securities and Exchange Commission on December 11, 2012

Registration No. 333-126785

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MEDICIS PHARMACEUTICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	52-1574808
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7720 North Dobson Road

Scottsdale, Arizona 85256

(602) 808-8800

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

MEDICIS PHARMACEUTICAL CORPORATION

2004 STOCK INCENTIVE PLAN

(Full title of the plan)

Howard B. Schiller

Executive Vice President, Chief Financial Officer and Treasurer

Medicis Pharmaceutical Corporation

7720 North Dobson Road

Scottsdale, Arizona 85256

(602) 808-8800

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Alison S. Ressler

Sarah P. Payne

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067

(310) 712-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”), relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-126785, of Medicis Pharmaceutical Corporation (the “Company”), filed with the Securities and Exchange Commission on July 21, 2005. The Registration Statement registered 1,200,000 shares of the Company’s Class A Common Stock, $0.014 par value per share and Preference Stock (collectively, the “Securities”). The Company has filed this Amendment to withdraw and remove from registration the Company’s unissued and unsold Securities issuable pursuant to the Registration Statement.

On December 11, 2012, pursuant to the Agreement and Plan of Merger, dated as of September 2, 2012, among the Company, Valeant Pharmaceuticals International, a Delaware corporation (“VPI”), Merlin Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of VPI (“Merger Sub”) and Valeant Pharmaceuticals International, Inc., a Canadian corporation, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of VPI (the “Merger”).

As a result of the Merger, the offerings of the Securities pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings, the Company files this Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the Securities registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on December 11, 2012.

MEDICIS PHARMACEUTICAL CORPORATION

By:	/s/ Howard B. Schiller
Howard B. Schiller Executive Vice President, Chief Financial Officer and Treasurer